UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2017

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignation; Director Appointment

On January 19, 2017, Bernard Clément resigned from the Board of Directors (the “Board”) of SunPower Corporation (the “Company”), and on January 20, 2017, the Board appointed Julien Pouget as a member of the Board. Mr. Clément had served as the designee of Total Energies Nouvelles Activités USA, formerly known as Total Gas & Power USA, SAS (“Total”) pursuant to the Affiliation Agreement, dated April 28, 2011, as amended, between Total and the Company, and Mr. Pouget is replacing Mr. Clément as Total’s designee on the Board.

Mr. Pouget has served as Senior Vice President of the Renewables division of Total S.A. since January 1, 2017. From 2014 to 2016, he served as a senior advisor to the President of France, initially responsible for industry, then industry and digital, and finally for the economy. His responsibilities during this time included the restructuring of the French nuclear industry. Prior to his service to the president, Mr. Pouget spent six years in various positions at Alstom Power, including as Vice President of the heat exchangers product line for France, Switzerland, and China, as Vice President and General Manager of Asian activities and as project leader and as head of engineering for the heat exchangers on the Flamanville 3 EPR nuclear plant in France. From 2001 to 2008, Mr. Pouget held various positions in the French Ministry of Industry, and at the state shareholding agency at the French Ministry for Finance and Economy. Mr. Pouget is a chief engineer of the prestigious French Corps de Mines and a graduate of the École Polytechnique.

Mr. Pouget serves as a Class II director, to serve until the Company’s annual meeting of stockholders to be held in 2019. Mr. Pouget will serve on the Compensation Committee of the Board, and as an observer on the Audit Committee of the Board.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

January 24, 2017	By:	/S/ CHARLES D. BOYNTON
	Name:	Charles D. Boynton
	Title:	Executive Vice President and Chief Financial Officer